Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, par value of $0.01 per share, of Playtika Holding Corp., a Delaware corporation, and that this Agreement may be included as an exhibit to such joint filing.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 3rd day of May, 2023.

CHUA HWA POR

By:	/s/ Chua Hwa Por
Name:	Chua Hwa Por

FORTUNE BLISS VENTURES LIMITED

By:	/s/ Wang Yu
Name:	Wang Yu
Title:	Sole Director

SINO INFINITY INVESTMENTS LTD.

By:	/s/ Chua Hwa Por
Name:	Chua Hwa Por
Title:	Sole Director